EXHIBIT 10.5
                                                                    ------------

GWIN,  Inc.
Financing  Term  Sheet
Presented  by  BBA  on  August  20,  2002

Terms:

Proposed  Financing  Amount:
$700,000  Convertible  Debenture
$250,000  Standby  loan  facility

Convertible  Debenture:

- The original BBA convertible debenture will be extended to $1,200,000 (an additional advance of $700,000 to GWIN). The maturity will not be altered (August 31, 2004). Interest will run from the date of advance at the original rate of 5%. The conversion terms will be altered to $0.35 - 35 cents i.e. The debenture will convert into 3,428,571 shares. (Subject to the following potential adjustments.)

A. Ratchet protection - Any financing or consulting agreement below 35 cents will trigger a ratchet down in both warrants and debenture.

B. A Laurus protection clause - should Laurus be able to ratchet their investment from 80 cents to the level of the BBA's investment, then the terms will adjust by 2 cents - i.e. Warrants and debenture will be at 33 cents.

C. A net sales or income protection clause. The price of the debenture will be adjusted in the event that net revenue (i.e. after chargebacks and credits but before handicapping and sales fees) falls below $9,000,000 for the period 1st August, 2002 until 31st July, 2003 and operating income falls below $1,000,000. The calculation of this adjustment is as follows. In the event that net income falls to $7,000,000 or less, and operating income falls to $0 or below, the debenture price will be $.175 - seventeen and one-half cents. In the event that net sales and operating income fall between the high and the low, the adjustment will be calculated prorata, based upon the higher of net revenue or operating profit. i.e. If net revenues are $7,000,000 and operating income is $500,000, then the debenture price will be $.2625 (twenty-six and one fourth cents).

- The BBA will give up its original 1,000,000 warrants and GWIN will issue 3,000,000, 3 year, 35 cent strike warrants to the BBA.

Standby  Loan  Facility

- The BBA will make available an extra $250,000 standby loan facility to GWIN at an interest rate of 16% (the effective interest rate for the Laurus loan i.e. 13% X 750/609). Any loan drawn down will be repayable by 31st March, 2003.

Other  Terms

- Holders of at least 1,120,000 of Series C Preferred ($540,000 originally) agree to forgo their anti dilution protection.

- An option pool of 3,000,000 shares at 50 cent strike is to be made available by the Board to the future management of the company. The allocation of this pool is to be 1,500,000 management at Wayne's discretion and 1,500,000 to Simon Hayes/Ross Reason at their discretion.

- The Board of GWIN must approve in principle the appointment of Simon Hayes to the Board and as a senior executive officer of the company (position to be determined at a later date, but no later than 90 days from the first draw down of the new tranche of the convertible debenture). Until Simon is appointed to the Board or assumes a full time position, the BBA will be entitled to $15,000 a month for the services of their executive directors.

-     The  proposal  is  also  subject  to  the  following terms and conditions:

1.  Wayne  having  signed  and  agreed  his  new  contract.

2.     fee  of  $100,000  will  be payable on 31st March, 2003. This is to cover
BBA's  travel,  administrative  and  legal  expenses.